USCF MUTUAL FUNDS TRUST

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

CLASS A

1. DESCRIPTION OF THE PLAN

1. 1. This Distribution and Shareholder Services Plan (this “Plan”) constitutes the distribution and shareholder services plan with respect to the Class A shares of each series of USCF Mutual Funds Trust (the “Trust”) listed on Schedule A hereto (each, a “Fund”). The Trust adopted this Plan pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

1.2. The Trust, on behalf of any Fund, is authorized to compensate the Trust’s principal underwriter (the “Distributor”), other securities dealers, Fund administrators, and other service providers of the Fund for amounts expended for purposes of promoting the sale of the Fund’s Class A shares or providing services to the Fund’s Class A shareholders. The promotion of the sale of a Fund’s Class A shares may include, without limitation, (i) the formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine, and other mass media advertising; (ii) preparation, printing, and distribution of sales literature; (iii) preparation, printing, and distribution of prospectuses and reports to recipients other than existing shareholders; (iv) obtaining such information, analyses, and reports with respect to marketing and promotional activities as the Distributor may from time to time deem advisable; (v) making payments to securities dealers engaged in the marketing and sales of the Fund’s Class A shares; (vi) providing training, marketing, and support to such securities dealers and others with respect to the sale of the Fund’s Class A shares; and (vii) efforts to reduce the redemptions of the Fund’s Class A shares. The provision of shareholder services to a Fund’s Class A shareholders may include, without limitation, (i) responding to customer inquiries of a general nature regarding the Fund; (ii) arranging for bank wire transfer of funds to or from a customer's account; (iii) responding to customer inquiries and requests regarding statements of additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (iv) forwarding prospectuses, statements of additional information, tax notices, and annual and semi-annual reports to shareholders; (vi) assisting the Fund in establishing and maintaining shareholder accounts and records; (vii) assisting customers in changing account options, account designations, and account addresses, and (vii) providing such other similar services as the Fund may reasonably request to the extent the an authorized service provider is permitted to do so under applicable statutes, rules, or regulations.

1.3. Each Fund may make payments under this Plan in the form of fees or reimbursements as compensation for services provided and expenses incurred. To the extent payments are made to the Distributor under this Plan, the Distributor may, in turn, pay all or any portion of such payments to investment brokers or dealers, Fund administrators, or other service providers of the Fund (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges, or other compensation for distribution or shareholder services under this Plan. The Distributor may retain all or any portion of such payments as compensation for the Distributor’s services as principal underwriter of the Fund’s Class A shares.

1.4. For each Fund, the amount of compensation paid under this Plan during any one year shall not exceed 0.25% of the average daily net assets of the Fund. Such compensation shall be calculated and accrued daily and payable monthly or at such other intervals as the Board of Trustees of the Trust (the “Board”) may determine.

1.5. The Distributor shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act.

2. APPROVAL, EFFECTIVENESS, TERM

2.1. This Plan has been approved by the vote of both (1) a majority of the Board and (2) a majority of those trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan.

2.2. For each Fund, this Plan is effective as of the date of adoption listed in Schedule A hereto.

2.3. Prior to taking effect, each agreement related to the Plan (each, a “Related Agreement”) shall be (1) in writing and (2) approved by the vote of both (i) a majority of the Board and (ii) a majority of the Independent Trustees cast in person at a meeting (or meetings) called for the purpose of voting on the Related Agreement.

2.4. For each Fund, this Plan and each applicable Related Agreement will continue in full force and effect for a period of one year from the date of adoption, and successive periods of up to one year thereafter, provided that each such continuance is approved by the vote of both (1) a majority of the Board and (2) a majority of the Independent Trustees cast in person at a meeting (or meetings) called for the purpose of voting on the Plan or the Related Agreement.

3. REPORTING REQUIREMENTS

The Distributor shall provide to the Board, at least quarterly, a written report of the amounts expended under this Plan and any Related Agreement, the purposes for which such expenditures were made, and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder or requested by the Board.

4. TERMINATION

4.1. This Plan may be terminated at any time, without payment of any penalty, with respect to the Class A shares of any Fund by (1) the vote of a majority of the Independent Trustees or (2) the vote of a majority of the outstanding shares of the Fund’s Class A shares. Termination of this Plan with respect to the Class A shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Class A shares of any other Fund.

4.2. Each Related Agreement will provide that it may be terminated at any time, without payment of any penalty and on not more than 60 days’ written notice to any other party to the agreement, by (1) the vote of a majority of the Independent Trustees or (2) the vote of a majority of the outstanding shares of a Fund’s Class A shares. Termination of a Related Agreement with respect to the Class A shares of one Fund will not affect the continued effectiveness of the Related Agreement with respect to the Class A shares of any other Fund.

4.3. Each Related Agreement will provide that it will be terminated automatically in the event of an “assignment,” as defined in the 1940 Act.

2

5. AMENDMENTS

5.1 For each Fund, this Plan may not be amended to increase materially the amount of compensation payable pursuant to Section 1.4 hereof unless such amendment is approved by (1) the vote of both (i) a majority of the Board and (ii) a majority of the Independent Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on the amendment, and (2) the vote of a majority of the outstanding shares of the Fund’s Class A shares.

5.2 The addition of a new Fund to Schedule A hereto is not considered an amendment to the Plan. A Fund may be added to Schedule A hereto, and become subject to the Plan, upon the vote of both (i) a majority of the Board and (ii) a majority of the Independent Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on the Plan.

6. RECORDKEEPING

The Trust shall preserve copies of this Plan and any Related Agreements and all reports made pursuant to Section 3 hereof for a period of not less than six years from the date of this Plan, any such Related Agreement, or any such report, as the case may be, the first two years in an easily accessible place.

7. OTHER

The obligations of the Trust and the Funds are not personally binding upon, nor shall resort be had to the private property of any of the trustees, shareholders, officers, employees or agents of the Trust. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

Adopted: October 13, 2016.

3

SCHEDULE A

FUND	DATE OF ADOPTION
USCF Commodity Strategy Fund	October 13, 2016